Exhibit 21
CF INDUSTRIES HOLDINGS, INC.
SUBSIDIARIES

Name of Subsidiary(1)	Jurisdiction of Incorporation or Organization	Percentage Held by CF(2)
Blue Point Number One, LLC	Delaware	40%
Canadian Fertilizers Limited	Alberta, Canada
CF Chemicals, Ltd.	Canada
CF Fertilisers UK Limited	United Kingdom
CF Global Holding Company, LLC	Delaware
CF Industries (Barbados) SRL	Barbados
CF Industries Blue Energy Ventures, LLC	Delaware
CF Industries Blue Point, LLC	Delaware
CF Industries Canada Investment ULC	Alberta, Canada
CF Industries Carbon Capture D, LLC	Delaware
CF Industries Carbon Capture Y, LLC	Delaware
CF Industries Clean Energy, LLC	Delaware
CF Industries Distribution Facilities, LLC	Delaware
CF Industries East Point, LLC	Delaware
CF Industries Employee Services, LLC	Delaware
CF Industries Energy Ventures, LLC	Delaware
CF Industries Enterprises, LLC	Delaware
CF Industries, Inc.	Delaware
CF Industries Nitrogen, LLC(3)	Delaware	88.6%
CF Industries Peru S.A.C.	Lima, Peru
CF Industries Sales, LLC	Delaware
CF Industries (UK) Limited	United Kingdom
CF Nitrogen Trinidad Limited	Trinidad and Tobago
CF USA Holdings, LLC	Delaware
CFN Holdings, LLC(3)	Delaware	88.6%
Long Grove LLC	Arizona
Point Lisas Nitrogen Limited	Trinidad and Tobago	50%
Terra International (Canada) Inc.	Canada
Terra International (Oklahoma) LLC(3)	Delaware	88.6%
Terra Nitrogen, Limited Partnership(3)	Delaware	88.6%

(1)Inactive subsidiaries and subsidiaries in the process of liquidation/dissolution have been excluded.
(2)For less than wholly-owned entities, percentage held directly and/or indirectly by CF Industries Holdings, Inc. and/or subsidiaries.
(3)Percentage for CF Industries Nitrogen, LLC (CFN) and its subsidiaries reflects the membership interests when the strategic venture commenced in February 2016. Under the terms of CFN’s limited liability company agreement, each member’s interest will reflect, over time, the impact of the profitability of CFN, any member contributions made to CFN and withdrawals and distributions received from CFN.